Exhibit 99.1

NEWS
RELEASE

2008-17

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL CORPORATION ANNOUNCES MIKE JENNINGS TO BE PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY ON JANUARY 1, 2009

HOUSTON, TEXAS, November 12, 2008 – Frontier Oil Corporation (NYSE: FTO) announced that Mike Jennings, 43, will become Frontier Oil Corporation’s President and Chief Executive Officer effective January 1, 2009.  He was made a director of the Company today.  Jim Gibbs, 64, who currently holds these positions, will remain Chairman of Frontier’s Board of Directors until sometime after January 1, 2010.  Mr. Gibbs has been the Company’s CEO for the last 17 years.

Commenting on his new role, Jennings, who is currently Frontier’s Executive Vice President and Chief Financial Officer, stated, “I am delighted to have the opportunity to lead Frontier’s 850 employees and am grateful for the confidence in me expressed by the Company’s Board of Directors.  Following the substantial investments made at Frontier during the past three years to upgrade and expand our refining capacity, the Company is positioned to succeed and grow despite a challenging market environment for petroleum refiners.  We are fortunate to have high quality refining assets and a talented group of people that execute day in and day out.  I look forward to leading this team.”

Also commenting, Jim Gibbs, Frontier’s current Chairman, President and Chief Executive Officer said, “Mike Jennings is well suited to this job, and I am comfortable handing the reins to him.  He has proven intelligence, judgment and integrity and has been a key part of the management team at Frontier for the past few years.  I trust him to continue Frontier’s tradition of combining financial discipline and operating excellence to generate value for our owners.”

On the transition of Jim Gibbs to Chairman of the Board, Jennings said “Frontier has benefited from the many years of strong and steady leadership provided by Jim Gibbs.  His legacy is deep within the culture of Frontier, and we are fortunate to have his continuing oversight and friendship as Chairman of the Board.”

Frontier operates a 130,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.

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